WEDNESDAY JUNE 6, 8:40 AM EASTERN TIME

PRESS RELEASE

TAG-IT PACIFIC OBTAINS $20 MILLION CREDIT LINE

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--June 6, 2001--Tag-It Pacific, Inc. (AMEX: TAG - NEWS) is pleased to announce that the Company has received a new
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expanded credit line from UPS Capital Global Trade Finance Corporation, a division of United Parcel Service.

The term of this new credit facility is for a period of three years and the interest rate is 2 points over prime.

Colin Dyne, CEO of Tag-It Pacific commented, "This new credit line will enable Tag-It to achieve the expansion goals it has set for itself during the next three years. As apparel manufacturers seek ways to lower their costs and better manage the various elements necessary to successfully compete in the global marketplace, the services we provide become ever more crucial. Tag-It's, Managed Trim Solution(TM) offers apparel manufacturers the benefits of an in-house Trim Department without the in-house expense."

Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, licensed consumer products, specialty retailers and mass merchandisers. Tag-It acts as an outsource trim management department for manufacturers of fashion apparel such as Tarrant Apparel Group and Azteca Production International. The Company also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Tommy Hilfiger, A/X Armani Exchange, Express, The Limited, Lerner and Swank, among others. Tag-It has positioned itself as a fully integrated single-source supplier of a full range of trim items for manufacturers of fashion apparel. The Company's business focuses on servicing all of the trim requirements of its customers at the manufacturing and retail brand level of the fashion apparel industry. Tag-It offers customers the Managed Trim Solution(TM), which is an Internet-based system covering the complete management of ordering, production, inventory management and just-in-time distribution of their trim and packaging requirements. Visit the Company's website, WWW.TAGITPACIFIC.COM for
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additional information.

With the exception of historical information, the matters discussed above may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All such forward-looking statements are subject to a number of risks and uncertainties including the unanticipated loss of one or more major customers, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of customer management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, which should be read in conjunction herewith.

CONTACT:

     Cameron Associates, Inc., New York
     Michael Brod, 212/245-8800
     michael@cameronassoc.com
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        or
     Tag-It Pacific, Inc., Woodland Hills
     Colin Dyne, 818/444-4100
     cdyne@tagitpacific.com
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